Exhibit 99.1

Pacific Capital Bancorp Reports Second Quarter 2011 Net Income of $21.0 Million; Completes Brand Consolidation Initiative

SANTA BARBARA, Calif.--(BUSINESS WIRE)--July 27, 2011--Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company and parent of Santa Barbara Bank & Trust, N.A., reported net income of $21.0 million, or $0.64 per diluted share, for the three months ended June 30, 2011, compared with $16.8 million, or $0.51 per diluted share, for the three months ended March 31, 2011. This brings total net income to $63.5 million, or $2.00 per diluted share, since the closing of the $500 million investment from a wholly-owned subsidiary of Ford Financial Fund, L.P. on August 31, 2010.

Second Quarter Highlights

  Achieved a return on average assets of 1.43% and a return on equity of 12.27% for the second quarter of 2011, compared with 1.14% and 10.39%, respectively, for the first quarter of 2011;
  Improved net interest margins to 4.42% for the second quarter of 2011, compared with 3.99% for the first quarter of 2011;
  Grew regulatory capital ratios to 11.6% and 18.3% for Tier 1 Leverage and Total Risk-Based Capital ratios, respectively; and,
  Completed initiative to consolidate all operations under the single brand name of Santa Barbara Bank & Trust; changed banking subsidiary name to Santa Barbara Bank & Trust, N.A. (from Pacific Capital Bank, N.A.)

“Pacific Capital Bancorp has delivered its third consecutive quarter of strong performance since our successful recapitalization last August,” said Carl B. Webb, Chief Executive Officer. “We are very pleased with the progress we have made towards achieving our strategic goals in just ten months. Our capital levels, which have continued to grow even stronger each quarter, significantly exceed the regulatory levels to be considered well capitalized. This has allowed us to undertake the important investments in the Bank’s infrastructure that will ensure a quality banking experience for our customers, provide scalability for future growth, and allow us to operate at a lower overall cost in the future.

“During the quarter, we completed the consolidation of our bank names into a single brand. Today, we are operating throughout our footprint and in all respects as one unified bank, guided by the basic banking principles that have long defined quality community banking,” said Mr. Webb. “We are fully back in the business of banking in all areas, delivering a wide range of competitive lending, depository and wealth management products and services to businesses and individuals in communities throughout the Central Coast of California.”

Net interest income grew to $60.2 million, or 4.42% of average interest earning assets for the second quarter of 2011, compared with $54.3 million, or 3.99%, for the previous quarter. The improvement in net interest income is primarily the result of an increase in loan interest income due to higher loan accretion related to better than expected cash flows from the legacy loan portfolio; an increase in the average amount of investment securities held as the Company continues to put to work its excess liquidity; and lower interest cost of deposits.

Provision for loan losses slightly increased to $1.8 million for the second quarter of 2011, compared with $1.7 million for the previous quarter, due primarily to new loan growth. The Company expects that loan originations and purchases will continue to increase as its lending activities continue to be reintroduced throughout its footprint.

Total noninterest income was $12.5 million in the second quarter of 2011, compared with $12.9 million in the first quarter of 2011. The decline in noninterest income is primarily the result of the loss on sale of investment securities and lower gains on the sale of loans as the Company discontinued selling nonconforming residential real estate products into the secondary markets.

Noninterest expense increased to $50.2 million for the second quarter of 2011, compared with $48.3 million in the prior quarter. The increase was primarily the result of higher marketing costs associated with the Company’s brand consolidation initiative and higher software expenses. The Company expects noninterest expense to continue to increase during the rest of 2011 as it makes significant investments in technology and personnel in order to expand and improve its operations.

Pacific Capital Bancorp and its wholly-owned banking subsidiary, Santa Barbara Bank & Trust, N.A. (the “Bank”), exceed the ratios required to be considered, ”well capitalized” as well as capital levels that the Bank is required to meet under its agreement with the Office of the Comptroller of the Currency. Tier 1 leverage capital ratios were 10.4% and 11.6%, and total risk-based capital ratios were 16.5% and 18.3% at June 30, 2011, for the Bank and Company, respectively.

Quarterly Report on Form 10-Q

The Company intends to file with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, on or before August 15, 2011. This report can be accessed at the Securities and Exchange Commission’s website, www.sec.gov. Shortly after filing, it is also available free of charge at the Company’s website, www.pcbancorp.com or by contacting the Company’s Investor Relations Department.

About Pacific Capital Bancorp

Pacific Capital Bancorp, with $5.8 billion in assets, is the parent company of Santa Barbara Bank & Trust, N.A., a nationally chartered bank headquartered in Santa Barbara which operates 47 branches in eight California counties on the Central Coast of California. The Bank provides a full line-up of community banking, commercial banking, and trust and wealth management products and services. The Company’s website, including investor relations information, can be found at www.pcbancorp.com; the Bank’s website, including products and services information and branch locations, can be found at www.sbbt.com.

Forward Looking Statements

This press release contains “forward‐looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward‐looking statements to be covered by the safe harbor provisions for forward‐looking statements. All statements other than statements of historical fact are “forward- looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, acquisition and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “will likely result,” “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward‐looking statements.

Forward‐looking statements are based on the Company’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. The Company’s actual results may differ materially from those contemplated by the forward‐looking statements. The Company cautions you against relying on any of these forward‐looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward‐looking statements are detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed by the Company with the Securities and Exchange Commission on March 25, 2011. Forward‐looking statements speak only as of the date they are made, and the Company does not undertake to update forward‐looking statements to reflect circumstances or events that occur after the date the forward‐looking statements are made, whether as a result of new information, future developments or otherwise, except as may be required by law.

Pacific Capital Bancorp
Consolidated Balance Sheets (unaudited)
(dollars and shares in thousands)

	June 30, 2011	March 31, 2011
ASSETS
Cash and due from banks	$40,820	$42,520
Interest bearing demand deposits in other financial institutions	215,281	291,020
Cash and cash equivalents	256,101	333,540
Investment securities available for sale	1,401,116	1,320,505
Loans held for sale	1,598	4,599
Loans held for investment	3,689,751	3,805,365
Allowance for loan and lease losses	(3,577)	(2,131)
Net loans held for investment	3,686,174	3,803,234
Premises and equipment, net	76,082	71,322
FHLB stock and other investments	81,660	83,757
Goodwill and other intangible assets	91,290	88,124
Other assets	241,750	238,115
TOTAL ASSETS	$5,835,771	$5,943,196
LIABILITIES
Deposits
Noninterest bearing	$1,045,475	$1,073,219
Interest bearing	3,557,027	3,680,907
Total deposits	4,602,502	4,754,126
Securities sold under agreements to repurchase	317,560	318,615
Other borrowings	121,465	119,956
Other liabilities	89,784	90,781
TOTAL LIABILITIES	5,131,311	5,283,478
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Common stock ($0.001 par value; 50,000 authorized; 32,904 and 32,903 shares
issued and outstanding at June 30, 2011, and March 31, 2011, respectively)	33	33
Paid in capital	650,052	650,002
Retained earnings	63,478	42,504
Accumulated other comprehensive loss	(9,103)	(32,821)
TOTAL SHAREHOLDERS' EQUITY	704,460	659,718
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$5,835,771	$5,943,196

Pacific Capital Bancorp
Consolidated Statements of Operations (unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months	Three Months
	Ended	Ended
	June 30,	March 31,
	2011	2011
Interest income
Loans	$64,401	$59,763
Investment securities	7,012	6,096
Other	526	637
TOTAL INTEREST INCOME	71,939	66,496
Interest expense
Deposits	6,390	7,106
Securities sold under agreements to repurchase	2,484	2,102
Other borrowings	2,902	2,976
TOTAL INTEREST EXPENSE	11,776	12,184
NET INTEREST INCOME	60,163	54,312
Provision for loan losses	1,799	1,667
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	58,364	52,645
Noninterest income
Service charges and fees	5,879	5,751
Trust and investment advisory fees	5,319	5,335
Loss on securities, net	(212)	(4)
Other	1,545	1,768
TOTAL NONINTEREST INCOME	12,531	12,850
Noninterest expense
Salaries and employee benefits	23,046	22,947
Net occupancy expense	5,678	5,676
Other	21,463	19,640
TOTAL NONINTEREST EXPENSE	50,187	48,263
INCOME BEFORE INCOME TAX EXPENSE	20,708	17,232
Income tax (benefit)/expense	(266)	472
NET INCOME	$20,974	$16,760

Earnings per share:
Basic	$0.64	$0.51
Diluted	$0.64	$0.51
Weighted average number of common shares outstanding:
Basic	32,903	32,903
Diluted	32,916	32,909

Pacific Capital Bancorp
Consolidated Average Balances and Annualized Yields (unaudited)

	For the Three Months Ended			For the Three Months Ended
	June 30, 2011			March 31, 2011
(dollars in thousands)	Average Balance	Income	Rate	Average Balance	Income	Rate
Assets
Interest bearing demand deposits in other
financial institutions	$264,524	$147	0.22%	$462,552	$270	0.24%
Securities:
Investment securities available for sale:
Taxable	1,159,595	4,848	1.68%	1,057,366	3,936	1.51%
Non taxable	203,426	2,164	4.26%	202,109	2,160	4.27%
Total securities	1,363,021	7,012	2.07%	1,259,475	6,096	1.95%
Loans: (1)
Commercial	254,555	7,074	11.15%	272,362	7,703	11.47%
Real estate - commercial (2)	2,275,139	43,885	7.72%	2,198,858	33,739	6.14%
Real estate - residential 1 to 4 family	1,158,924	12,088	4.17%	1,175,960	16,480	5.61%
Consumer loans	58,591	1,354	9.27%	58,752	1,841	12.71%
Total loans, gross	3,747,209	64,401	6.88%	3,705,932	59,763	6.47%
Other interest earning assets	82,918	379	1.83%	86,129	367	1.73%
Total interest earning assets	5,457,672	71,939	5.28%	5,514,088	66,496	4.84%
Noninterest earning assets	435,783			465,489
Total assets	$5,893,455			$5,979,577

Liabilities and shareholders' equity
Interest bearing deposits:
Savings and interest bearing transaction
accounts	$1,748,268	1,302	0.30%	$1,700,883	1,214	0.29%
Time certificates of deposit	1,865,294	5,088	1.09%	2,029,495	5,892	1.18%
Total interest bearing deposits	3,613,562	6,390	0.71%	3,730,378	7,106	0.77%
Borrowed funds:
Securities sold under agreements to repurchase	320,849	2,484	3.11%	321,573	2,102	2.65%
Other borrowings	120,961	2,902	9.62%	115,372	2,976	10.46%
Total borrowed funds	441,810	5,386	4.89%	436,945	5,078	4.71%
Total interest bearing liabilities	4,055,372	11,776	1.17%	4,167,323	12,184	1.18%
Noninterest bearing demand deposits	1,066,205			1,063,278
Other noninterest bearing liabilities	86,167			94,468
Shareholders' equity	685,711			654,508
Total liabilities and shareholders' equity	$5,893,455			$5,979,577

Net interest spread			4.11%			3.66%

Net interest income/margin		$60,163	4.42%		$54,312	3.99%

(1)	Nonaccrual loans are included in loan balances. Interest income includes related net deferred fee income.
(2)	Commercial real estate loans include multifamily residential real estate loans.

Pacific Capital Bancorp

Key Financial Ratios (unaudited)

	Three Months	Three Months
	Ended	Ended
	June 30,	March 31,
(dollars and shares in thousands, except per share amounts)	2011	2011

Financial Ratios, Consolidated:
Return on average equity	12.27%	10.39%
Return on average assets	1.43%	1.14%

Financial Ratios, SBB&T:
Return on average equity	13.54%	11.18%
Return on average assets	1.53%	1.18%

	June 30,	March 31,
	2011	2011

Capital Ratios, Consolidated:
Tier 1 leverage ratio	11.6%	11.1%
Tier 1 risk-based capital ratio	17.9%	17.0%
Total risk-based capital ratio	18.3%	17.3%

Capital Ratios, SBB&T:
Tier 1 leverage ratio	10.4%	9.9%
Tier 1 risk-based capital ratio	16.0%	15.1%
Total risk-based capital ratio	16.5%	15.5%

Book value per share of common stock:
Shares of common stock outstanding	32,904	32,903
Book value per share of common stock	$21.41	$20.05
Tangible book value per share of common stock	$18.64	$17.37

Pacific Capital Bancorp

Key Financial Information (unaudited)
(dollars in thousands)

Loan Aging Table – Based on Individual Loan Basis

	June 30, 2011
	Current	30-89 Days Past Due	90+ Days Past Due - Still Accruing	90+ Days Past Due - Nonaccrual	Total
Loans originated and purchased after Transaction Date	$310,577	$243	$—	$—	$310,820

PCI Revolving Pools	508,270	18,611	—	7,146	534,027

PCI Term Pools	2,633,498	47,836	163,570	—	2,844,904

Total Loans	$3,452,345	$66,690	$163,570	$7,146	$3,689,751

	March 31, 2011
	Current	30-89 Days Past Due	90+ Days Past Due - Still Accruing	90+ Days Past Due - Nonaccrual	Total
Loans originated and purchased after Transaction Date	$232,393	$31	$—	$—	$232,424

PCI Revolving Pools	524,693	12,946	631	12,048	550,318

PCI Term Pools	2,733,547	73,732	215,344	—	3,022,623

Total Loans	$3,490,633	$86,709	$215,975	$12,048	$3,805,365

CONTACT:
Pacific Capital Bancorp
Debbie Whiteley, Public Affairs Director
805-884-6680
debbie.whiteley@pcbancorp.com
or
Mark Olson, Chief Financial Officer
805-884-8635
mark.olson@pcbancorp.com